                                                                   Exhibit 10.6c


[INFOGRAMES LETTERHEAD]                                        [INFOGRAMES LOGO]



Denis Guyennot
President



December 21, 2000



Mr. Harry Rubin
784 Park Avenue
New York, NY 10021



Dear Harry:



I am very pleased to offer you the position of Senior Executive Vice President for Infogrames, Inc.

The purpose of this letter is to confirm the terms and conditions of our employment offer to you.

* As discussed, your annual salary will be $300,000.00, effective January 1, 2001, paid to you in equal installments; currently our practice is to pay on a semi-monthly basis.

* As a full-time employee you will be entitled to participate in all of our standard benefit plans.

* You will also be paid a car allowance of $2,500 a month, effective January 1, 2001.

* You are also eligible to participate in the Corporate Executive Incentive Bonus Plan at 50%, without any proration.

* You are entitled to 6 months severance, if involuntarily terminated for reasons other than cause, within the first two years of your employment. After the first two years of your employment, you will participate in the company severance policy that is in effect.

By signing this letter you confirm that you are not subject to any agreement (with a prior employer or otherwise) which would prohibit, limit or otherwise be inconsistent with your employment at Infogrames, Inc. During your employment with Infogrames, Inc., you agree that you will not use or disclose any confidential or proprietary information of any third party, including any prior employer.

Please indicate your acceptance of this offer by signing this letter where indicated and returning it to me.

Sincerely,

/s/ (illegible)
-----------------------

Accepted and agreed to:

By: /s/ Harry Rubin                 12/21/00
    ---------------                 --------
        Harry Rubin                   Date